Reading International Clarifies Burwood Position

Los Angeles, California, - (BUSINESS WIRE) – August 4, 2011 – Reading International, Inc. (NASDAQ: RDI) is issuing this supplemental release clarifying its Burwood disclosure made on the 2nd quarter 2011 Press Release which was released earlier today.

Our 2nd quarter 2011 Press Release disclosed the following:

“… our Burwood property no longer being considered held for sale…”

To clarify above disclosure, we are providing the following additional information:

In May 2010, we announced our intent to sell and began actively marketing our 50.6-acre Burwood development site in suburban Melbourne.  At June 30, 2011, we had not yet achieved that aim.  Pursuant to ASC 360-10-45, as twelve months had passed since this announcement and we lacked a firm commitment from a buyer, we reclassified the current carrying value of this property of $55.9 million (AUS$52.1 million) from assets held for sale to property held for development on our June 30, 2011 condensed consolidated balance sheet.  Additionally, based on recent valuations, we continue to believe that the fair market value of the property less costs to sell is greater than the current carrying value; therefore, no asset impairment loss was recorded at the time of the reclassification.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and

•
the development, ownership, and operation of retail and commercial real estate in Australia, New Zealand, and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the

o	Reading brand (http://www.readingcinemasus.com),

o	Angelika Film Center brand (http://www.angelikafilmcenter.com),

o	Consolidated Theatres brand (http://www.consolidatedtheatres.com),

o	City Cinemas brand (http://www.citycinemas.com),

o	Beekman Theatre brand (http://www.beekmantheatre.com),

o	The Paris Theatre brand (http://www.theparistheatre.com), and

o	Liberty Theatres brand (http://libertytheatresusa.com/);

•	in Australia, under the Reading brand (http://www.readingcinemas.com.au); and

•	in New Zealand, under the

o	Reading (http://www.readingcinemas.co.nz) and

o	Rialto (http://www.rialto.co.nz) brands.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc.    (213) 235-2240